Exhibit 99.1

Tesla Motors, Inc. – First Quarter 2014 Shareholder Letter

•       Record Q1 Model S production of 7,535 vehicles

•       Delivered 6,457 Model S vehicles, slightly exceeding guidance

•       Net income of $17M and $0.12 EPS (non-GAAP), loss of $50M and $(0.40) EPS (GAAP)

•       Expansion in Asia starts with first deliveries into China

•       $2.3B raised in convertible notes offerings

•       Significant Gigafactory and capacity expansion progress

•       On track for more than 35,000 deliveries in 2014

May 7, 2014

Dear Fellow Shareholders:

This year we are engaged in the most rapid expansion in Tesla’s history. In Q1, we produced a record 7,535 Model S vehicles for global delivery. We also slightly exceeded guidance by delivering 6,457 cars while also filling the pipeline of deliveries into Europe and Asia to support growing global demand.

We are pressing forward on a variety of initiatives to continue our growth in 2014 and beyond. We are expanding our factory capacity to support increased Model S production later this year and the introduction of Model X next year. Extensive development work on Model X is underway and we expect to have production design prototypes ready in Q4. Meanwhile, we are opening new stores, service centers and Superchargers at a faster rate, and later this year we will kick off construction of the Gigafactory. 2014 is already a very busy year.

Growing Global Demand & Scaling Customer Support

In Q1, we saw a significant sequential increase in worldwide net orders for Model S. This upward trend was driven by our greater global footprint and increasing consumer awareness of Model S. Overall, our customers have now driven Model S more than 275 million miles, saving nearly 14 million gallons of gasoline.

Our entry into China has been greeted enthusiastically. After working for more than a year to secure proper government approvals, licenses and facilities, we delivered the first cars in China at customer events in Beijing and Shanghai last month. Each event enjoyed ample media coverage, complete with delighted Model S owners receiving their cars. Tesla received further media attention thanks to the Shanghai government’s announcement that Model S drivers in the city will be entitled to free license plates, thereby avoiding the usual public auction price of $10,000 to $15,000 per plate. Since Model S pricing in China was already very competitive, this makes the car’s value proposition even more compelling.

We plan to expand in China as fast as possible because we believe the country could be one of our largest markets within a few years. We are also encouraged by how fast we have been able to develop our infrastructure in China when the proper support is in place. With the help of the Shanghai government, for example, we were able to construct a Supercharger station within just a few weeks of site selection. At the start of China deliveries we had three Supercharging sites open, each powered by clean electricity from solar panels. We plan to grow the China Supercharger network substantially this year. Our plans are to install a large Supercharger network in China.

To support our global growth, we are aggressively accelerating the rate at which we open stores and service centers. This year we plan to increase the number of locations from 2013 by more than 75%. Our Supercharging network will grow at an even faster pace. We recently energized our 100th Supercharger, located in New Jersey, and plan to install 200 more Superchargers globally this year. Our customers have now driven nearly 15 million Supercharged miles for free.

North American net orders grew sequentially by more than 10% in the quarter. As always, we are pursuing our expansion through a direct-sales model to accelerate the transition to sustainable transportation. Selling directly allows us to most effectively communicate the unique benefits of electric cars to potential customers, as well as improve the buying and servicing experience.

While consumers and the vast majority of jurisdictions have overwhelmingly welcomed our direct-sales model, there are still a few states in the U.S. where we face resistance. In those states, we continue to fight to protect our customers’ ability to buy directly from Tesla. We believe strongly in the fairness of our position, which has been supported by a long list of consumer activists, economists and influential policy makers. In late April, three directors of the Federal Trade Commission published a blog post that explained the many reasons why Tesla’s ability to sell directly is superior for consumers and why efforts to undercut that ability represent “bad policy.”

Our goal is to streamline the process of acquiring a Tesla and continually reduce the total monthly cost of ownership. Hence we are working to offer financial products delivered in innovative ways. For example, last month we launched Tesla Finance to directly offer leasing for small and medium-sized businesses. This program is straightforward and transparent, and it allows businesses to take advantage of tax deductions for their lease payments. The whole program is designed to be user friendly, with a simplified lease contract and an electronic acceptance process that can even be completed on the Model S 17-inch touchscreen. Leasing through Tesla is now available in 21 of our highest volume states and the District of Columbia. We plan to expand this offering further to more states in the U.S. as well as Canada shortly.

Expanding Vehicle Offerings and Production to Meet Demand

As we grow globally, we are also expanding our vehicle portfolio. Our addressable market will increase with the launch of the right hand drive Model S in the United Kingdom next month, and in Japan and Hong Kong later this summer. Model X efforts are on track to ramp up production in the spring of 2015. We have just completed the final studio release of the vehicle. The tooling process has started with several suppliers and we expect production design prototypes to be ready in Q4 of this year.

We also continue to improve Model S. During Q1, we voluntarily added a titanium underbody shield and aluminum deflector plates to the bottom of all new Model S cars and also made this available as a free retrofit for existing vehicles. While this change was not necessary from a safety perspective, our goal is to give our customers complete peace of mind.

To meet the growing demand for Model S, we have been expanding our internal production capability and have secured production increases from our suppliers, including increased cell supplies from Panasonic. Production is now at almost 700 vehicles per week, up 15% from our weekly production rate at the end of Q4. By the end of 2014, we expect the production rate to rise to 1,000 vehicles per week.

The Gigafactory project is on course to begin battery cell and pack production in 2017. We have not yet finalized the ultimate location for the Gigafactory and we are going to start work on at least two locations in parallel in order to minimize risk of delays arising after groundbreaking. Planning discussions with Panasonic and other potential production and supply chain partners continue to go well and we are pleased with the high interest level in the project. By the time the Gigafactory reaches full, annualized production in 2020, we expect battery pack production capacity to reach 50 GWh and cell production capacity to be 35 GWh. At that level of production, we do not anticipate any commodity supply constraints.

Q1 Results

As usual, this letter includes both GAAP and non-GAAP financial information because we plan and manage our business using this non-GAAP information. Non-GAAP financials exclude stock-based compensation and non-cash interest expense, and add back the deferred revenue and related costs for cars sold with a resale value guarantee (RVG). The option to obtain financing via our bank partners and get an RVG from Tesla remains popular with our U.S. customers. We delivered 1,181 cars with an RVG in Q1.

Non-GAAP revenue was $713 million for the quarter up 27% from a year ago, while GAAP revenue was $621 million. The average selling price of Model S remained strong. Automotive revenue included $15 million of Toyota powertrain sales and almost $12 million of regulatory credit sales, but no zero emission vehicle (ZEV) credit sales as expected.

During Q1, we achieved a non-GAAP automotive gross margin of 25.4%, and 25.3% on a GAAP basis. This represents a 20 basis point improvement in non-GAAP automotive gross margin sequentially, despite booking an unplanned $2 million reserve for underbody shield retrofits.

Research and development (R&D) expenses were $68 million on a non-GAAP basis and $82 million on a GAAP basis. Non-GAAP R&D expense was up 17% from Q4, as Model X engineering work accelerated and efforts continued to adapt Model S for growing international markets.

Selling, general and administrative (SG&A) expenses were $97 million on a non-GAAP basis and $118 million on a GAAP basis. The 11% sequential increase in non-GAAP SG&A expense was driven mainly by the expansion of our customer support infrastructure.

Q1 non-GAAP net income was $17 million, or $0.12 per share based on 140.2 million diluted shares, while Q1 GAAP net loss was $50 million or $(0.40) per share. Both results include a $6.7 million net gain from a favorable foreign currency impact.

We generated $61 million of cash flow from operations during the quarter. This was after consuming $63 million from increased inventory of in-transit finished vehicles built to specific customer orders. Capital expenditures in the quarter totaled $141 million.

Cash at quarter end, including cash equivalents and short-term marketable securities, increased to almost $2.6 billion, in part because we issued $2 billion of senior convertible notes with five and seven year maturities. Q2 financials will reflect an additional cash inflow of $267 million from the exercise of the convertible notes overallotment option by our underwriters. We used a small portion of the gross proceeds to invest in bond hedge transactions, offset by proceeds from a sale of related warrants. As a result, we should avoid any actual dilution from the convertible notes until our common stock climbs over $500 per share. A table published on our website shows the potential dilution from our note offerings at various projected stock prices.

Q2 & 2014 Outlook

We expect to deliver about 7,500 Model S vehicles in Q2 as we move toward our goal of more than 35,000 Model S deliveries for the year. We also plan to produce 8,500 to 9,000 cars in the quarter, representing a 13% to 19% increase over Q1. Planned production is again higher than deliveries because of the growing pipeline of in-transit cars to Asia and Europe that have been built-to-order for customers. This includes cars destined for right hand drive markets. The quarterly gap between production and deliveries is expected to decline in future quarters. Battery cell supply will still constrain our production in Q2 but should improve in Q3.

We have started Tesla leasing, but due to the lead times between vehicle orders and deliveries we expect to only lease about 200 cars in Q2. Many new orders for leased vehicles received in Q2 will be delivered in Q3, so the number of leased vehicles should grow over time.

For leased vehicles, we will recognize lease revenue over the term of the lease in both our GAAP and non-GAAP financials. In contrast, automotive OEMs recognize full revenue for the price of the vehicle, even if that vehicle is eventually leased, because the vehicle is first sold to an independent dealer. Therefore, to facilitate comparisons with other automakers, we plan to include a supplemental table in future shareholder letters that summarizes the quarterly aggregate price of vehicles leased to customers.

We have just commenced production of Tesla powertrains for the Mercedes B-Class vehicle, a significant milestone in the development of the program. We expect to ramp up production shortly and see continued growth during the year.

We expect non-GAAP automotive gross margin to increase slightly from Q1 to Q2. As manufacturing efficiency and part costs continue to improve, we believe a 28% non-GAAP automotive gross margin by Q4 of this year is still an achievable target.

Q2 operating expenses are expected to grow sequentially by about 30% for R&D and 15% for SG&A. Despite the start of leasing vehicles, investments in R&D and geographic expansion, we expect to be marginally profitable in Q2 on a non-GAAP basis. Based on our current stock price, the diluted shares outstanding are projected to be about 142 to 144 million in Q2.

We still plan to invest $650-850 million for the year in capital expenditures for increased production capacity, growth in our store, service center and Supercharger footprints, Model X and S development and start of Gigafactory construction. With all these initiatives, we expect to be slightly free cash flow negative in 2014, before considering the equity required for leasing.

This should be another year of focused execution of our aggressive expansion plans.

Elon Musk, Chairman & CEO	Deepak Ahuja, Chief Financial Officer

Webcast Information

Tesla will provide a live webcast of its first quarter 2014 financial results conference call beginning at 2:30 p.m. PT on May 7, 2014, at ir.teslamotors.com. This webcast will also be available for replay for approximately one year thereafter.

Non-GAAP Financial Information

Consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. On a non-GAAP basis, financial measures exclude non-cash items such as stock-based compensation, the change in fair value related to Tesla’s warrant liability as well as non-cash interest expense related to Tesla’s convertible senior notes. Non-GAAP financial measures also exclude the impact of lease accounting on Model S related revenues and cost of revenues, as this perspective is useful in understanding the underlying cash flow activity and timing of vehicle deliveries. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management’s internal comparisons to Tesla’s historical performance as well as comparisons to the operating results of other companies. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Tesla’s operating performance. A reconciliation between GAAP and non-GAAP financial information is provided below.

Forward-Looking Statements

Certain statements in this shareholder letter, including statements in the “Q2 & 2014 Outlook” section; statements regarding profitability and free cash flow and cost reduction; statements relating to the progress Tesla is making with respect to product development (including Model X development and production ramp plans), growth in China, right hand drive market launch expectations, schedule for the introduction of future options and variants, delivery and volume expectations of Model S; the ability to achieve vehicle demand, volume, production, revenue, leasing, gross margin, spending, profitability and cash flow targets; future store, service center and Tesla Supercharger expected costs, openings and expansion plans; expansion plans for Tesla Finance; commodity supply constraint expectations; and Tesla Gigafactory plans and expectations are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: Tesla’s future success depends on its ability to design and achieve market acceptance of Model S and other new vehicle models, specifically Model X; the risk of delays in the manufacture, production and delivery of Model S vehicles; the ability of suppliers to meet quality and part delivery expectations at increasing volumes; Tesla’s ability to continue to reduce or control manufacturing and other costs; consumers’ willingness to adopt electric vehicles; competition in the automotive market generally and the alternative fuel vehicle market in particular; Tesla’s ability to establish, maintain and strengthen the Tesla brand; Tesla’s ability to manage future growth effectively as we rapidly grow, especially internationally; the unavailability, reduction or elimination of government and economic incentives for electric vehicles; Tesla’s ability to establish, maintain and strengthen its relationships with strategic partners such as Daimler, Toyota and Panasonic; and Tesla’s ability to execute on its retail strategy and for new store, service center and Tesla Supercharger openings. More information on potential factors that could affect our financial results is included from time to time in our Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in our annual report on Form 10-K filed with the SEC on February 26, 2014. Tesla disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact:	Press Contact:
Jeff Evanson	Simon Sproule
Investor Relations – Tesla	Communications – Tesla
ir@teslamotors.com	ssproule@teslamotors.com

Tesla Motors, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
Revenues
Automotive sales (1A)	$618,811	$610,851	$555,203
Development services	1,731	4,368	6,589

Total revenues	620,542	615,219	561,792

Cost of revenues
Automotive sales (1B)	462,471	453,578	461,818
Development services	2,943	5,051	3,654

Total cost of revenues (2)	465,414	458,629	465,472

Gross profit	155,128	156,590	96,320
Operating expenses
Research and development (2)	81,544	68,454	54,859
Selling, general and administrative (2)	117,551	101,489	47,045

Total operating expenses	199,095	169,943	101,904

Loss from operations	(43,967)	(13,353)	(5,584)
Interest income	141	92	10
Interest expense	(11,883)	(6,229)	(118)
Other income, net (3)	6,718	4,584	17,091

Income (loss) before income taxes	(48,991)	(14,906)	11,399
Provision for income taxes	809	1,358	151

Net income (loss)	$(49,800)	$(16,264)	$11,248

Net income (loss) per common share, basic (4)	$(0.40)	$(0.13)	$0.10

Shares used in per share calculation, basic (4)	123,473	122,802	114,712

Net income (loss) per common share, diluted (4)	$(0.40)	$(0.13)	$0.00

Shares used in per share calculation, diluted (4)	123,473	122,802	124,265

Notes:

(1)	Due to the application of lease accounting for Model S vehicles with the resale value guarantee, the following is supplemental information for the periods presented:

(A)	Net increase in deferred revenue and other long-term liabilities as a result of lease accounting and therefore not recognized in automotive sales	$92,506	$146,125

(B)	Net increase in operating lease vehicles as a result of lease accounting and therefore not recognized in automotive cost of sales	$69,743	$114,221

Under lease accounting, warranty costs are expensed as incurred instead of accrued at the time of sale.

(2)	Includes stock-based compensation expense of the following for the periods presented:

Cost of revenues	$3,106	$3,455	$1,536
Research and development	13,545	10,578	7,644
Selling, general and administrative	20,387	14,056	5,688

Total stock-based compensation expense	$37,038	$28,089	$14,868

(3)	Other income, net, for the three months ended March 31, 2013 includes the gain from the elimination of the $10.7 million Department of Energy (DoE) common stock warrant liability and a $6.4 million favorable foreign currency exchange impact. Other income, net, for the three months ended March 31, 2014 and December 31, 2013 include a $6.7 million and $4.6 million of favorable foreign currency exchange impact, respectively.

(4)	In May 2013, the Company completed a public offering pursuant to which the Company sold 3,902,862 shares of common stock. Concurrent with the closing of the offering, the Company sold 596,272 shares of common stock to Elon Musk in a private placement at the public offering price.

Tesla Motors, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	Mar 31, 2014	Dec 31, 2013
Assets
Cash and cash equivalents	$2,393,908	$845,889
Short-term marketable securities	189,111	—
Restricted cash - current	1,049	3,012
Accounts receivable	72,380	49,109
Inventory	450,730	340,355
Prepaid expenses and other current assets	48,869	27,574
Operating lease vehicles, net (1)	451,729	382,425
Property and equipment, net	849,389	738,494
Restricted cash - noncurrent	7,102	6,435
Other assets	36,143	23,637

Total assets	$4,500,410	$2,416,930

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$504,452	$412,221
Deferred revenue (2)	323,557	273,062
Customer deposits	198,006	163,153
Capital lease obligations	20,969	20,577
Long-term debt (4)	2,109,843	586,301
Other long-term liabilities (3)	361,586	294,495

Total liabilities	3,518,413	1,749,809
Convertible debt (4)	69,942	—
Stockholders’ equity	912,055	667,121

Total liabilities and stockholders’ equity	$4,500,410	$2,416,930

Notes:

(1)	Includes the following increase in operating lease vehicles related to deliveries of Model S with the resale value guarantee and subject to lease accounting, net of depreciation recognized in automotive cost of sales, for the following periods:

Beginning Balance	$376,979	$—
First quarter	69,743	—
Second quarter	—	123,919
Third quarter	—	138,839
Fourth quarter	—	114,221

Ending Balance	$446,722	$376,979

(2)	Includes the following increase in deferred revenue related to deliveries of Model S with the resale value guarantee and subject to lease accounting, net of revenue amortized to automotive sales for the following periods:

Beginning Balance	$227,868	$—
First quarter	38,188	—
Second quarter	—	74,455
Third quarter	—	84,577
Fourth quarter	—	68,836

Ending Balance	$266,056	$227,868

(3)	Includes the following increase in other long-term liabilities related to deliveries of Model S with the resale value guarantee and subject to lease accounting for the following periods:

Beginning Balance	$236,298	$—
First quarter	54,318	—
Second quarter	—	72,357
Third quarter	—	86,652
Fourth quarter	—	77,289

Ending Balance	$290,616	$236,298

(4)	Our common stock price exceeded the conversion threshold price of our convertible senior notes due 2018 (Notes) issued in May 2013; therefore, the Notes are convertible at the holder’s option during the second quarter of 2014. As such, the carrying value of the Notes was classified as a current liability as of March 31, 2014 and the difference between the principal amount and the carrying value of the Notes was reflected as convertible debt in mezzanine equity on our condensed consolidated balance sheet as of March 31, 2014.

Tesla Motors, Inc.

Supplemental Consolidated Financial Information

(Unaudited)

(In thousands)

	Three Months Ended
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
Selected Cash Flow Information
Cash flows provided by operating activities	$60,640	$129,763	$64,079
Cash flows used in investing activities	(329,180)	(89,507)	(55,236)
Cash flows provided by financing activities	1,816,559	10,517	3,684

Other Selected Financial Information
Cash flows provided by operating activities	$60,640	$129,763	$64,079
Capital expenditures	(141,364)	(89,435)	(57,727)

Free cash flow (cash flow from operations plus capital expenditures)	$(80,724)	$40,328	$6,352

Depreciation and amortization	$44,268	$37,585	$17,850

	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013
Cash and Investments
Cash and cash equivalents	$2,393,908	$845,889	$214,417
Short-term marketable securities	189,111	—	—
Restricted cash - current	1,049	3,012	16,719
Restricted cash - noncurrent	7,102	6,435	5,044

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013

Net income (loss) (GAAP)	$(49,800)	$(16,264)	$11,248
Stock-based compensation expense	37,038	28,089	14,868
Change in fair value of warrant liability	—	—	(10,692)
Non-cash interest expense related to convertible notes	8,393	4,299	—

Net income (loss) (Non-GAAP) including lease accounting	(4,369)	16,124	15,424

Model S gross profit deferred due to lease accounting (1)	21,384	29,796	—

Net income (Non-GAAP)	$17,015	$45,920	$15,424

Net income (loss) per share, basic (GAAP)	$(0.40)	$(0.13)	$0.10
Stock-based compensation expense	0.30	0.23	0.13
Change in fair value of warrant liability	—	—	(0.09)
Non-cash interest expense related to convertible notes	0.07	0.03	—
Model S gross profit deferred due to lease accounting (1)	0.17	0.24	—

Net income per share, basic (Non-GAAP)	$0.14	$0.37	$0.13

Shares used in per share calculation, basic (GAAP and Non-GAAP)	123,473	122,802	114,712

Net income (loss) per share, diluted (GAAP) (2)	$(0.36)	$(0.12)	$0.09
Stock-based compensation expense	0.26	0.20	0.12
Change in fair value of warrant liability	—	—	(0.09)
Non-cash interest expense related to convertible notes	0.07	0.03	—

Net income (loss) (Non-GAAP) including lease accounting	(0.03)	0.11	0.12

Model S gross profit deferred due to lease accounting (1)	0.15	0.22	—

Net income per share, diluted (Non-GAAP)	$0.12	$0.33	$0.12

Shares used in per share calculation, diluted (Non-GAAP)	140,221	137,784	124,265

(1)	Under GAAP, warranty costs are expensed as incurred for Model S vehicle deliveries with lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $2.1 million and $3.2 million is included for the three months ended March 31, 2014 and December 31, 2013, respectively. Additionally, stock-based compensation of $0.7 million and $1.1 million is excluded for non-GAAP purposes for the three months ended March 31, 2014 and December 31, 2013, respectively.

(2)	Net income used in the calculation of GAAP diluted net income per share for the three months ended March 31, 2013 is $556,000 and excludes the $10.7 million gain from the elimination of the DoE common stock warrant liability.

Tesla Motors, Inc.

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands)

	Three Months Ended
	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013

Revenues (GAAP)	$620,542	$615,219	$561,792
Model S revenue deferred due to lease accounting	92,506	146,125	—

Revenues (Non-GAAP)	$713,048	$761,344	$561,792

Gross profit (GAAP)	$155,128	$156,590	$96,320
Model S gross profit deferred due to lease accounting (1)	21,384	29,796	—
Stock-based compensation expense	3,106	3,455	1,536

Gross profit (Non-GAAP)	$179,618	$189,841	$97,856

Research and development expenses (GAAP)	$81,544	$68,454	$54,859
Stock-based compensation expense	(13,545)	(10,578)	(7,644)

Research and development expenses (Non-GAAP)	$67,999	$57,876	$47,215

Selling, general and administrative expenses (GAAP)	$117,551	$101,489	$47,045
Stock-based compensation expense	(20,387)	(14,056)	(5,688)

Selling, general and administrative expenses (Non-GAAP)	$97,164	$87,433	$41,357

(1)	Under GAAP, warranty costs are expensed as incurred for Model S vehicle deliveries with lease accounting. For Non-GAAP purposes, an estimated incremental warranty reserve of $2.1 million and $3.2 million is included for the three months ended March 31, 2014 and December 31, 2013, respectively. Additionally, stock-based compensation of $0.7 million and $1.1 million is excluded for non-GAAP purposes for the three months ended March 31, 2014 and December 31, 2013, respectively.